Entergy 639 Loyola Avenue New Orleans, LA 70113 News Release

Date:	Oct. 29, 2013

For Release:	Immediately

Contact:	Michael Burns (News Media) (504) 576-4238 mburns@entergy.com	Paula Waters (Investor Relations) (504) 576-4380 pwater1@entergy.com

Exhibit 99.2
Entergy Reports Third Quarter Earnings,
Issues Forward-Looking Financial Update

New Orleans, La. – Entergy Corporation (NYSE: ETR) today reported third quarter 2013 as-reported earnings of $239.9 million, or $1.34 per share, compared to $337.1 million, or $1.89 per share, for third quarter 2012. On an operational basis, Entergy’s third quarter 2013 earnings were $430.4 million, or $2.41 per share, compared with $347.7 million, or $1.95 per share, in third quarter 2012.

Consolidated Earnings – Reconciliation of GAAP to Non-GAAP Measures
Third Quarter and Year-to-Date 2013 vs. 2012
(Per share in U.S. $)
	Third Quarter			Year-to-Date
	2013	2012	Change	2013	2012	Change
As-Reported Earnings	1.34	1.89	(0.55)	3.16	3.10	0.06
Less Special Items	(1.07)	(0.06)	(1.01)	(1.20)	(1.41)	0.21
Operational Earnings	2.41	1.95	0.46	4.36	4.51	(0.15)
       *GAAP refers to United States generally accepted accounting principles.

Operational Earnings Highlights for Third Quarter 2013

•	Utility earnings were higher driven largely by increased net revenue and a lower effective income tax rate, partially offset by higher non-fuel operation and maintenance and depreciation expenses.

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Entergy Reports Third Quarter Earnings, Issues Forward-Looking Financial Update

Oct. 29, 2013

•
Entergy Wholesale Commodities earnings decreased due primarily to higher non-fuel operation and maintenance and depreciation expenses, partially offset by a lower effective income tax rate on operational earnings.

•	Parent & Other results increased due to lower income tax expense.

“During the quarter, we saw positive results in Utility top-line growth, reflecting strong industrial sales during the quarter,” said Leo Denault, Entergy’s chairman and chief executive officer. “EWC net revenue reflected higher capacity prices, which were offset by other declines. As we look ahead, we see opportunities in each of our businesses. At the Utility, we’re aggressively pursuing initiatives that benefit customers such as the proposed spin-merge of the transmission business with ITC Holdings Corp. as well as growth prospects and investment opportunities presented by the strong economic development pipeline. At EWC, we remain focused on optimizing financial performance at each of the assets. In addition, savings realized from the Human Capital Management effort benefit both businesses, helping to maintain reasonable rates at the Utility and improving the cost position of EWC.”

Other Business Highlights

•	The Federal Energy Regulatory Commission issued its decision accepting New York Independent System Operator’s new capacity zone for Lower Hudson Valley.
•	Entergy Mississippi, Inc. and Entergy New Orleans, Inc. received orders in August on formula rate plan filings.
•	Entergy Gulf States Louisiana, L.L.C. signed an agreement with Methanex USA LLC to supply up to 30 megawatts of power to Methanex’s new methanol facility in Geismar, La., for an initial 10-year term.

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Entergy Reports Third Quarter Earnings, Issues Forward-Looking Financial Update

Oct. 29, 2013

•	Entergy was included in the 2013/2014 Dow Jones Sustainability World and North America Indices.
•
Entergy was added to the CDP S&P 500 Climate Performance Leadership Index, the only utility added to the performance index this year. Entergy was also named to the CDP S&P 500 Climate Disclosure Leadership Index.

A teleconference will be held at 10 a.m. CT on Tuesday, Oct. 29, 2013, to discuss Entergy’s third quarter 2013 earnings announcement and the company’s financial performance. The teleconference may be accessed by dialing (719) 457-2080, confirmation code 8044514, no more than 15 minutes prior to the start of the call or by visiting Entergy’s website at www.entergy.com. The presentation slides also are now available on Entergy’s website concurrent with this release, which was issued before market open on the day of the call. A replay of the teleconference will be available by telephone and on Entergy’s website at www.entergy.com as soon as practical after the transcript is filed with the SEC due to filing requirements associated with the proposed spin-off and merger of Entergy’s transmission business with ITC. The telephone replay will be available through Nov. 5, 2013, by dialing (719) 457-0820, confirmation code 8044514.

Utility

In third quarter 2013, Utility earnings were $348.0 million, or $1.95 per share, on an as-reported basis and $363.3 million, or $2.04 per share, on an operational basis, compared to $296.2 million, or $1.66 per share, on an as-reported basis and $306.8 million, or $1.72 per share, on an operational basis for third quarter 2012. The quarter-over-quarter increase in operational earnings per share was due largely to higher net revenue and a lower effective income tax rate, partially offset by higher non-fuel operation and maintenance and depreciation expenses.

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Entergy Reports Third Quarter Earnings, Issues Forward-Looking Financial Update

Oct. 29, 2013

Utility net revenue was higher than a year ago. Pricing adjustments contributed to the net revenue increase. Current quarter net revenue reflected regulatory actions from placing major generation investments in service. A portion of the net revenue increase was for recovery of costs below the net revenue line. Also contributing to the increase in net revenue was higher volume, including effects in unbilled retail sales. Weather was less favorable in third quarter 2013 compared to one year ago.

Residential sales in third quarter 2013, on a weather-adjusted basis, increased 0.1 percent compared to third quarter 2012. Commercial and governmental sales, on a weather-adjusted basis, increased 0.7 percent and decreased 3.1 percent, respectively, quarter over quarter. Industrial sales in the third quarter increased 2.7 percent compared to the same quarter of 2012.

Billed retail sales increased 1.1 percent on a weather-adjusted basis, driven largely by strong growth in the industrial segment. The industrial sales increase was due primarily to growth in the chemicals and refining segments. Residential and commercial weather-adjusted sales reflected continued sluggish regional economic growth and increasing emphasis on energy efficiency and demand-side management programs.

As noted above, a portion of the higher non-fuel operation and maintenance and depreciation expense increases were offset in net revenue. Also contributing to the O&M increase was higher compensation and benefits costs, primarily pension expenses.

Entergy Wholesale Commodities

EWC reported an as-reported loss of $92.8 million, or 52 cents per share, and operational earnings of $82.3 million, or 46 cents per share, for third quarter 2013, compared to third quarter 2012 earnings of $86.8 million, or 49 cents per share, on both an as-reported and an operational basis.

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Entergy Reports Third Quarter Earnings, Issues Forward-Looking Financial Update

Oct. 29, 2013

The decrease in operational earnings was partially attributable to the operational adjusted EBITDA (earnings before interest, income taxes, depreciation and amortization, and interest and investment income excluding decommissioning expense and special items) drivers noted below. Also contributing was higher depreciation expense, mostly driven by a prior period item. An adjustment reducing depreciation expense was recorded in the third quarter of 2012 as a result of a favorable court decision on Indian Point Unit 2 litigation against the U.S. Department of Energy related to spent nuclear fuel disposal. The overall decrease was partially offset by a lower effective income tax rate on operational earnings.

EWC operational adjusted EBITDA was $165 million in third quarter 2013, compared to $185 million in the same period a year ago. The EWC operational adjusted EBITDA decrease was due largely to an increase in period-over-period non-fuel operation and maintenance expense, driven largely by higher compensation and benefits costs, primarily pension expenses.

Parent & Other

Parent & Other reported a loss of $15.3 million, or 9 cents per share, on an as-reported basis and an operational basis for third quarter 2013. This compares to a loss of $45.9 million, or 26 cents per share, on both as-reported and operational bases in third quarter 2012. The period-over-period improvement was due to a decrease in income tax expense.

Earnings Guidance

Entergy affirmed its 2013 operational earnings guidance range of $4.60 to $5.40 per share, noting that current expectations point to around the middle of the range.

Entergy is initiating 2014 operational earnings guidance in the range of $4.60 to $5.40 per share. Operational guidance is based on Entergy’s current business operations, and does not reflect any impacts from the proposed spin-merge of the transmission business with ITC.

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Entergy Reports Third Quarter Earnings, Issues Forward-Looking Financial Update

Oct. 29, 2013

Spin-Merge of Transmission Business

In December 2011, the Entergy and ITC boards of directors approved a definitive agreement under which Entergy will spin off and then merge its electric transmission business with a subsidiary of ITC. The transaction is subject to the satisfaction of certain closing conditions including retail regulatory approvals, which remain pending. Efforts continue to advance the proceedings in Arkansas, Louisiana, Mississippi, Missouri, New Orleans and Texas. A revised closing date in 2014 has not yet been settled upon. The definitive agreement provides that it may be terminated by either party if the transaction has not been consummated by Dec. 31, 2013.

Additional Information and Where to Find It

ITC filed a registration statement on Form S-4 (Registration No. 333-184073) with the SEC registering the offer and sale of shares of ITC common stock to be issued to Entergy shareholders in connection with the proposed transactions. This registration statement was declared effective by the SEC on Feb. 25, 2013. ITC is also expected to file a post-effective amendment to the above registration statement. ITC shareholders are urged to read the prospectus included in the ITC registration statement (and the post-effective amendment to the ITC registration statement, when available) and any other relevant documents because they contain important information about TransCo and the proposed transactions. In addition, on July 24, 2013, Mid South TransCo LLC (“TransCo”) filed a registration statement on Form S-4/S-1 (Registration No. 333-190094) with the SEC registering the offer and sale of TransCo common units to be issued to Entergy shareholders in connection with the proposed transactions. This registration

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Entergy Reports Third Quarter Earnings, Issues Forward-Looking Financial Update

Oct. 29, 2013

statement includes a prospectus of TransCo related to the proposed transactions. Entergy will file a tender offer statement on Schedule TO with the SEC related to the exchange of shares of Entergy common stock for the TransCo common units. Entergy shareholders are urged to read the prospectuses included in the ITC registration statement (and the post-effective amendment to the ITC registration statement, when available), the TransCo registration statement, the tender offer statement on Schedule TO (when available) and any other relevant documents because they contain important information about ITC, TransCo and the proposed transactions. The registration statements, prospectuses, tender offer statement and other documents relating to the proposed transactions (when they are available) can be obtained free of charge from the SEC’s website at www.sec.gov. The documents, when available, can also be obtained free of charge from Entergy upon written request to Entergy Corporation, Investor Relations, P.O. Box 61000, New Orleans, LA 70161 or by calling Entergy’s Investor Relations information line at 1-888-ENTERGY (368-3749), or from ITC upon written request to ITC Holdings Corp., Investor Relations, 27175 Energy Way, Novi, MI 48377 or by calling 248-946-3000.

Entergy Corporation, which celebrates its 100th birthday this year, is an integrated energy company engaged primarily in electric power production and retail distribution operations. Entergy owns and operates power plants with approximately 30,000 megawatts of electric generating capacity, including more than 10,000 megawatts of nuclear power, making it one of the nation’s leading nuclear generators. Entergy delivers electricity to 2.8 million utility customers in Arkansas, Louisiana, Mississippi and Texas. Entergy has annual revenues of more than $10 billion and approximately 15,000 employees.

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Entergy Reports Third Quarter Earnings, Issues Forward-Looking Financial Update

Oct. 29, 2013

Additional information regarding Entergy’s quarterly results of operations, regulatory proceedings and other matters is available in Entergy’s investor news release dated Oct. 29, 2013, a copy of which has been filed today with the SEC on Form 8-K, and Entergy’s quarterly presentation slides. These are available on Entergy’s investor relations website at www.entergy.com/investor_relations.

In this news release, and from time to time, Entergy Corporation makes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Except to the extent required by the federal securities laws, Entergy undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Forward-looking statements involve a number of risks and uncertainties. There are factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including (a) those factors discussed in this news release and in: (i) Entergy’s most recent Annual Report on Form 10-K, any subsequent Quarterly Reports on Form 10-Q and (ii) Entergy’s other reports and filings made under the Securities Exchange Act of 1934; (b) uncertainties associated with rate proceedings, formula rate plans and other cost recovery mechanisms; (c) uncertainties associated with efforts to remediate the effects of major storms and recover related restoration costs; (d) nuclear plant relicensing, operating and regulatory risks, including any changes resulting from the nuclear crisis in Japan following its catastrophic earthquake and tsunami; (e) legislative and regulatory actions and risks and uncertainties associated with claims or litigation by or against Entergy and its subsidiaries; (f) conditions in commodity and capital markets during the periods covered by the forward-looking statements, in addition to other factors described elsewhere in this news release and subsequent securities filings and (g) risks inherent in the proposed spin-off and subsequent merger of Entergy’s electric transmission business with a subsidiary of ITC Holdings Corp. Entergy cannot provide any assurances that the spin-off and merger transaction will be completed and cannot give any assurance as to the terms on which such transaction will be consummated. The spin-off and merger transaction is subject to certain conditions precedent, including regulatory approvals and the availability of financing.

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Appendix A provides a reconciliation of GAAP consolidated as-reported earnings to non-GAAP consolidated operational earnings.

Appendix A: Consolidated Earnings – Reconciliation of GAAP to Non-GAAP Measures Third Quarter and Year-to-Date 2013 vs. 2012
(Per share in U.S. $)
	Third Quarter			Year-to-Date
	2013	2012	Change	2013	2012	Change
As-Reported
Utility	1.95	1.66	0.29	3.74	3.73	0.01
Entergy Wholesale Commodities	(0.52)	0.49	(1.01)	-	(0.10)	0.10
Parent & Other	(0.09)	(0.26)	0.17	(0.58)	(0.53)	(0.05)
Consolidated As-Reported Earnings	1.34	1.89	(0.55)	3.16	3.10	0.06

Less Special Items
Utility	(0.09)	(0.06)	(0.03)	(0.21)	(0.15)	(0.06)
Entergy Wholesale Commodities	(0.98)	-	(0.98)	(0.99)	(1.26)	0.27
Parent & Other	-	-	-	-	-	-
Consolidated Special Items	(1.07)	(0.06)	(1.01)	(1.20)	(1.41)	0.21

Operational
Utility	2.04	1.72	0.32	3.95	3.88	0.07
Entergy Wholesale Commodities	0.46	0.49	(0.03)	0.99	1.16	(0.17)
Parent & Other	(0.09)	(0.26)	0.17	(0.58)	(0.53)	(0.05)
Consolidated Operational Earnings	2.41	1.95	0.46	4.36	4.51	(0.15)

Appendix B provides a reconciliation of Entergy Wholesale Commodities GAAP net income to non-GAAP operational adjusted EBITDA.

Appendix B: Entergy Wholesale Commodities Operational Adjusted EBITDA – Reconciliation of GAAP to Non-GAAP Measures
Third Quarter and Year-to-Date 2013 vs. 2012
($ in millions)
	Third Quarter			Year-to-Date
	2013	2012	Change	2013	2012	Change
Net Income	(93)	87	(180)	1	(18)	19
Add back: interest expense	4	3	1	11	15	(4)
Add back: income tax expense	(107)	57	(164)	(65)	11	(76)
Add back: depreciation and amortization	55	29	26	155	129	26
Subtract: interest and investment income	21	20	1	72	78	(6)
Add back: decommissioning expense	32	29	3	92	42	50
Adjusted EBITDA	(130)	185	(315)	122	101	21
Add back: special item for HCM implementation expenses (pre-tax)	3	-	3	5	-	5
Add back: special item for VY asset impairments / related charges (pre-tax)	292	-	292	292	356	(64)
Operational Adjusted EBITDA	165	185	(20)	419	457	(38)

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Entergy Corporation
Consolidated Income Statement
Three Months Ended Sept. 30
(in thousands)

	2013	2012
	(unaudited)
Operating Revenues:
Electric	$2,704,800	$2,320,360
Natural gas	26,113	23,557
Competitive businesses	621,046	619,643
Total	3,351,959	2,963,560
Operating Expenses:
Operation and maintenance:
Fuel, fuel-related expenses, and gas purchased for resale	818,254	596,270
Purchased power	392,545	336,552
Nuclear refueling outage expenses	64,758	62,582
Asset impairment and related charges	291,505	-
Other operation and maintenance	839,348	765,242
Decommissioning	60,848	56,796
Taxes other than income taxes	156,950	149,049
Depreciation and amortization	325,149	281,740
Other regulatory charges (credits) – net	13,708	24,477
Total	2,963,065	2,272,708
Operating Income	388,894	690,852
Other Income (Deductions):
Allowance for equity funds used during construction	17,676	18,396
Interest and investment income	23,430	24,490
Miscellaneous – net	(10,214)	(10,768)
Total	30,892	32,118
Interest Expense:
Interest expense	157,504	155,800
Allowance for borrowed funds used during construction	(6,453)	(8,003)
Total	151,051	147,797
Income Before Income Taxes	268,735	575,173
Income Taxes	24,553	232,503
Consolidated Net Income	244,182	342,670
Preferred Dividend Requirements of Subsidiaries	4,332	5,582
Net Income Attributable to Entergy Corporation	$239,850	$337,088

Earnings Per Average Common Share
Basic	$1.35	$1.90
Diluted	$1.34	$1.89

Average Number of Common Shares Outstanding – Basic	178,283,721	177,517,846
Average Number of Common Shares Outstanding – Diluted	178,652,210	177,975,075

Entergy Corporation
Consolidated Income Statement
Nine Months Ended Sept. 30
(in thousands)

	2013	2012
	(unaudited)
Operating Revenues:
Electric	$6,831,290	$6,039,752
Natural gas	113,315	93,444
Competitive businesses	1,754,436	1,732,624
Total	8,699,041	7,865,820
Operating Expenses:
Operation and maintenance:
Fuel, fuel-related expenses, and gas purchased for resale	1,818,194	1,572,265
Purchased power	1,251,418	966,816
Nuclear refueling outage expenses	191,940	184,288
Asset impairment and related charges	291,505	355,524
Other operation and maintenance	2,437,801	2,259,758
Decommissioning	179,342	126,641
Taxes other than income taxes	452,934	424,329
Depreciation and amortization	923,541	836,711
Other regulatory charges (credits) – net	22,914	162,509
Total	7,569,589	6,888,841
Operating Income	1,129,452	976,979
Other Income (Deductions):
Allowance for equity funds used during construction	46,675	70,986
Interest and investment income	102,277	94,767
Miscellaneous – net	(36,992)	(41,794)
Total	111,960	123,959
Interest Expense:
Interest expense	466,422	452,162
Allowance for borrowed funds used during construction	(18,432)	(27,877)
Total	447,990	424,285
Income Before Income Taxes	793,422	676,653
Income Taxes	214,202	110,140
Consolidated Net Income	579,220	566,513
Preferred Dividend Requirements of Subsidiaries	14,247	16,108
Net Income Attributable to Entergy Corporation	$564,973	$550,405

Earnings Per Average Common Share
Basic	$3.17	$3.11
Diluted	$3.16	$3.10

Average Number of Common Shares Outstanding – Basic	178,170,339	177,184,464
Average Number of Common Shares Outstanding – Diluted	178,520,063	177,636,549

Entergy Corporation
Utility Electric Energy Sales & Customers

Three Months Ended Sept. 30

	2013	2012	% Change	% Weather-Adjusted
	(Millions of kWh)
Electric Energy Sales:
Residential	11,359	11,605	(2.1)	0.1
Commercial	8,393	8,433	(0.5)	0.7
Governmental	648	668	(3.0)	(3.1)
Industrial	11,038	10,748	2.7	2.7
Total to Ultimate Customers	31,438	31,454	(0.1)	1.1
Wholesale	667	833	(19.9)
Total Sales	32,105	32,287	(0.6)

Nine Months Ended Sept. 30

	2013	2012	% Change	% Weather-Adjusted
	(Millions of kWh)
Electric Energy Sales:
Residential	27,080	27,305	(0.8)	(0.7)
Commercial	21,498	21,994	(2.3)	(0.4)
Governmental	1,814	1,852	(2.1)	(1.2)
Industrial	31,264	31,114	0.5	0.5
Total to Ultimate Customers	81,656	82,265	(0.7)	(0.2)
Wholesale	1,887	2,402	(21.4)
Total Sales	83,543	84,667	(1.3)

Sept. 30

	2013	2012	% Change
Electric Customers (End of period):
Residential	2,397,877	2,379,080	0.8
Commercial	342,291	339,430	0.8
Governmental	16,941	16,584	2.2
Industrial	48,709	47,209	3.2
Total Ultimate Customers	2,805,818	2,782,303	0.8
Wholesale	25	20	25.0
Total Customers	2,805,843	2,782,323	0.8